EXHIBIT 23

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-52384 and 333-50276 on Form S-8 of Central Valley Community Bancorp of our report dated January 15, 2003 appearing in this Annual Report on Form 10-KSB of Central Valley Community Bancorp for the year ended December 31, 2002.

/s/ Perry-Smith LLP

Sacramento, California
March 24, 2002